Exhibit 99

NEWS RELEASE	NACCO Industries, Inc. 5875 Landerbrook Drive ● Cleveland, Ohio 44124-4069 Tel. (440) 449-9600 ● Fax (440) 449-9577

For Immediate Release
Wednesday, May 4, 2005

NACCO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2005 RESULTS

     Cleveland, Ohio, May 4, 2005 – NACCO Industries, Inc. (NYSE:NC) today announced net income for the first quarter of 2005 of $5.2 million, or $0.63 per share, compared with a net loss for the first quarter of 2004 of $4.5 million, or $0.55 per share. Revenues for the first quarter of 2005 were $727.8 million, an increase of 18 percent compared with revenues of $614.2 million for the first quarter of 2004.

     First-quarter 2004 results included a $9.1 million pre-tax restructuring charge, or $5.6 million after a tax benefit of $3.5 million, related to a restructuring program implemented at Hamilton Beach/Proctor-Silex’s manufacturing facilities.

Discussion of Results

NMHG Wholesale

     NMHG Wholesale reported net income of $2.8 million on revenues of $536.2 million for the first quarter of 2005 compared with net income of $2.5 million on revenues of $421.3 million for the first quarter of 2004.

     Revenues increased 27 percent in the first quarter of 2005 compared with the first quarter of 2004 due to increased unit volumes, primarily in the Americas, a favorable shift in mix toward higher- priced lift trucks in all markets, the effect of price increases implemented during 2004, foreign currency movements as a result of the strengthening of the British pound sterling and euro versus the U.S. dollar, and increased parts volumes. Lift truck shipments increased to 19,909 units in the first quarter of 2005 from 17,624 units in the first quarter of 2004. NMHG Wholesale’s worldwide backlog increased to 27,500 units at March 31, 2005 compared with 24,500 units at March 31, 2004 and 25,700 units at December 31, 2004.

     For the first quarter of 2005, NMHG Wholesale reported net income which increased slightly compared with the first quarter of 2004. The slight increase was primarily the result of the positive effects of increased unit and parts volumes, specifically in the Americas, lower restructuring-related expenses in 2005 compared with 2004 as a result of the completion of the Lenoir plant closing in 2004, and improved equity earnings from unconsolidated subsidiaries. These benefits were primarily offset by increased material costs of $22.2 million pre-tax, particularly as a result of increased costs for steel. As the material cost trends became apparent in 2004, NMHG Wholesale implemented price increases in response to material cost increases. These price increases resulted in benefits totaling $10.8 million pre-tax in the first quarter of 2005 compared with the first quarter of 2004, which partially offset the increased material costs. Also offsetting the favorable effect of increased volumes were net unfavorable currency movements of $5.2 million pre-tax primarily due to the sourcing of trucks and components for the U.S. market from countries with appreciated currencies, as well as increased operating expenses compared with the first quarter of 2004. Operating expenses increased as a result of higher marketing expenses related to the product launch of the 2 to 3 ton cushion lift truck in January 2005 and preparation for the launches of the 2 to 3 ton pneumatic lift truck and the 1 to 2 ton cushion and pneumatic lift trucks in the third quarter of 2005. Also contributing to the increase in operating expenses were increased employee-related expenses and the reinstatement of the quarterly management fee paid to NACCO Industries, which was temporarily suspended in the first quarter of 2004.

NMHG Wholesale – Outlook

     Global lift truck markets continued to grow in the first quarter of 2005. NMHG Wholesale is hopeful that these increased levels will be sustained and continue to improve going forward. The company expects stronger lift truck markets in 2005 in the Americas and Asia-Pacific and relatively flat lift truck markets in Europe compared with prior periods. While first quarter backlog rose significantly compared with a year ago and orders are anticipated to remain strong, NMHG Wholesale anticipates that its unit shipment levels for 2005 will increase at controlled rates to accommodate the phase in of newly designed products. Nevertheless, NMHG Wholesale expects to continue to have increased volumes in 2005 in comparison with 2004 levels.

     Despite the stronger lift truck markets, NMHG Wholesale expects 2005 to be challenging as the company works to moderate the effect of increases in material costs, which are largely related to supplier price increases for steel. Price increases implemented by NMHG Wholesale during 2004 are expected to continue to help partially offset the effect of the increased material costs, although the company does not anticipate full cost recovery in 2005. Further, the company continues on a regular basis to monitor changes in material costs, which appear to have begun to trend down from the peak levels at the end of 2004, and to evaluate the need and potential for future price increases. In addition, since past currency movements are expected to continue to affect current operations, the company is actively analyzing moving the sourcing of components from British pound sterling and euro areas into U.S. dollar and low cost areas on the assumption that currencies are likely to stay at levels that are disadvantageous to NMHG Wholesale’s current sourcing pattern.

     NMHG Wholesale is currently completing several significant program initiatives that will benefit the company long-term but near-term are expected to increase costs and inefficiencies, especially in the remainder of 2005. These additional programs relate to NMHG Wholesale’s new product development and manufacturing restructuring activities. The company introduced the first of the new 1 to 8 ton internal combustion engine lift trucks in the first quarter of 2005, with expected introduction of all of these products by the first quarter of 2007. Product development and product introduction costs related to these new product development programs are expected to continue at current high levels through 2005, as the introduction of the new lift trucks continues on schedule with the launches of the 2 to 3 ton pneumatic lift truck and the 1 to 2 ton cushion and pneumatic lift trucks in the third quarter of 2005. At the same time, the associated costs attributable to start-up inefficiencies and the ongoing manufacturing restructuring program are expected to continue as some production moves to different facilities. The introduction of these new products will continue to put pressure on earnings in the second and third quarters of 2005. This pressure should be significantly alleviated by the end of 2005 as the assembly lines move into full production of this first wave of new products. The company expects to complete the majority of the rearrangement of the layout of its assembly lines in the Americas by mid-2005 with a consequent reduction in manufacturing costs and an improvement in productivity in 2006.

     While the introduction of additional 1 to 8 ton products, as well as certain other programs, including the final changes in European production locations, are expected to continue to affect operating results unfavorably in 2006, the benefits from the increasing effect of its pricing and other programs and expense reduction efforts already implemented are expected to provide significant benefits in 2006. Overall, NMHG Wholesale’s various long-term programs, particularly significant new product development programs, are expected to enhance profitability and generate growth increasingly as they mature in the 2006 to 2008 period.

NMHG Retail

     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the first quarter of 2005 of $2.5 million compared with a net loss of $2.0 million for the first quarter of 2004. Revenues decreased to $47.7 million for the quarter ended March 31, 2005 from $49.5 million for the quarter ended March 31, 2004 primarily as a result of lower unit sales and rental revenues in Europe, the sale of a small retail dealership in Germany in early 2005 and an increase in intercompany sales transactions which caused an increase in the required intercompany revenue elimination. These unfavorable items were partially offset by favorable foreign currency movements at all retail locations.

     The increase in the quarterly net loss for the quarter ended March 31, 2005 compared with the quarterly net loss for the quarter ended March 31, 2004 is primarily due to increased costs resulting in reduced margins on new trucks in Asia-Pacific.

NMHG Retail – Outlook

     In 2005, NMHG Retail expects to continue its programs to improve the performance of its wholly owned dealerships in order to meet its longer-term objective of achieving at least break-even results while building market position. However, restructuring and improvement programs will continue in 2005 without achieving the full benefit of those programs until future years.

NACCO Housewares Group

     NACCO Housewares Group, which includes NACCO’s Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported a net loss of $1.1 million for the first quarter of 2005 on revenues of $114.8 million compared with a net loss of $6.5 million for the first quarter of 2004 on revenues of $117.5 million.

     First-quarter 2004 results included a $9.1 million pre-tax restructuring charge, or $5.6 million after a tax benefit of $3.5 million, related to a restructuring program implemented at Hamilton Beach/Proctor-Silex’s manufacturing facilities.

     Revenues at Hamilton Beach/Proctor-Silex decreased slightly in the first quarter of 2005 compared with the first quarter of 2004 predominantly due to lower sales volumes in U.S. consumer markets, moderately offset by improved volumes in commercial food service and international markets and favorable foreign currency movements.

     In the first quarter of 2005, revenues at Kitchen Collection decreased compared with the first quarter of 2004 due to reduced customer visits at comparable stores, mainly as a result of significant increases in gasoline prices. The number of Kitchen Collection stores increased to 186 stores at March 31, 2005 from 183 stores at March 31, 2004.

     The reduction in the net loss at NACCO Housewares Group in the first quarter of 2005 compared with the first quarter of 2004 was primarily a result of the absence of the restructuring charge recognized in the first quarter of 2004. Excluding the effect of the restructuring charge, operating results at the Housewares Group declined slightly between periods due to the lower sales volumes at Kitchen Collection.

NACCO Housewares Group – Outlook

     NACCO Housewares Group is cautiously optimistic that markets for its consumer goods will strengthen in 2005 compared with prior periods.

     Continued product innovation, strong brands and heightened channel efforts are expected to help NACCO Housewares Group maintain and strengthen its leading market positions. New products introduced by Hamilton Beach/Proctor-Silex are anticipated to generate additional product placements and continued margin improvements in 2005 resulting in positive effects on revenues and operating profit. These new products include the new Hamilton Beach® BrewStation™ Deluxe coffeemaker, the Big Mouth Food Processor™, the WaveLogic™ and WaveStation™ Blenders, which incorporate the company’s new Wave~Action™ blending technology, the Change-a-Bowl™ Slicer/Shredder and the new Hamilton Beach® Eclectrics™ and Traditions by Proctor Silex™ lines of electric appliances along with additional new product introductions. However, volume prospects are difficult to project since current and new products are dependent on the consumers’ need for, and acceptance of, the company’s products, along with availability of retail shelf space.

     Hamilton Beach/Proctor-Silex is continuing programs, including manufacturing restructuring and cost reduction programs begun in earlier years, which are designed to reduce operating costs and improve manufacturing efficiencies. The manufacturing restructuring program implemented in 2004 has already favorably affected operating results and is anticipated to continue contributing to improved results. This restructuring program is expected to be completed by the end of 2005. The company also expects continued margin improvements since increased sourcing of additional products from China will be largely completed by mid-2006. These programs and other programs initiated by Hamilton Beach/Proctor-Silex are expected to increasingly improve results in 2006 and 2007. However, in the near term, anticipated increases in shipping costs related to sourced products could adversely affect results.

     Long term, Kitchen Collection expects to continue programs to enhance its merchandise mix and store appearance, optimize store selling space, close non-performing stores and prudently open new stores, expand internet sales, expand offerings of private label lines, including Hamilton Beach® and Proctor Silex®-branded non-electric products and develop new store formats, including enclosed mall formats, while aggressively managing costs. In the near term, increasing gasoline prices could continue to reduce customer visits, which could adversely affect results.

North American Coal

     North American Coal’s net income for the first quarter of 2005 was $4.3 million on revenues of $29.1 million compared with net income of $5.8 million for the first quarter of 2004 on revenues of $25.9 million.

     The table below provides a comparison of North American Coal’s lignite coal and limerock deliveries for the first quarter of 2005 compared with the first quarter of 2004.

	2005	2004
	(in millions)
Lignite coal deliveries (in tons)
Consolidated mines	1.8	1.8
Unconsolidated mines	6.7	7.2

Total lignite coal deliveries	8.5	9.0

Limerock deliveries (cubic yards)	5.2	4.2

     Decreased lignite coal deliveries at the unconsolidated mines were the result of reduced demand by the customer of The Coteau Properties Company. Increased limerock deliveries were largely attributable to the start-up of a new limerock dragline mining operation in the second quarter of 2004.

     Revenues at North American Coal increased primarily due to increased revenues from the consolidated coal mining operations and the start-up of the new limerock dragline mining operation in 2004. The increase in revenue from the consolidated mining operations was primarily the result of contractually required price escalation. Additionally, revenues improved at the San Miguel Lignite Mining Operations as a result of higher prices on certain mining services that were negotiated as part of the 2004 contract renegotiation and contractually required price escalation.

     The decrease in first-quarter 2005 net income compared with first-quarter 2004 net income is the result of increased employee-related operating expenses and increased costs incurred at the Mississippi Lignite Mining Company as the mine works to recover one of the seams of coal which has been affected by adverse geological mining conditions, and as a result of increased repairs and maintenance costs. Equity income in unconsolidated project mining subsidiaries decreased nominally as a result of the decrease in tons delivered by The Coteau Properties Company.

North American Coal – Outlook

     North American Coal anticipates that both the consolidated mines and the unconsolidated project mines will continue to perform well throughout the remainder of 2005, with continued improvement at San Miguel Lignite Mining Operations compared with the prior year. However, results are expected to continue to be adversely affected temporarily by moderately increased costs at Mississippi Lignite Mining Company, and to a lesser extent at Red River Mining Company, as these operations work through certain adverse geological conditions in 2005.

     Limerock mining activity is also expected to continue to increase as a result of two new dragline mining services contracts signed during the first quarter of 2005 for operations expected to commence in the third quarter of 2005 and late 2006 or early 2007.

     Over the longer term, results at the Mississippi Lignite Mining Company and the San Miguel Lignite Mining Operations are expected to improve in 2006 and 2007 as a result of improved operating conditions and contract changes, respectively. In addition, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available given current high prices for natural gas, the main competing power plant fuel. Further, the company continues to pursue additional non-coal mining opportunities, including additional limerock dragline mining services projects.

NACCO and Other

     NACCO and Other, which includes the parent company operations and Bellaire Corporation, a wholly owned non-operating subsidiary, reported net income of $1.7 million for the first quarter of 2005 compared with a net loss of $4.3 million for the first quarter of 2004. The improvement is primarily the result of lower income tax expense and the reinstatement of the management fees charged to NMHG, which were temporarily suspended in the first quarter of 2004. Lower tax expense was primarily attributable to the recognition of a tax benefit related to previously generated losses in Europe and a reduction in the interim consolidating effective income tax rate adjustment.

# # # #

     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 5, 2005, at 11:00 a.m. eastern time. The call may be accessed by dialing (800) 435-1398 (Toll Free) or (617) 614-4078 (International), Passcode: 31155091, or over the Internet through NACCO Industries’ website at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 12, 2005. The online archive of the broadcast will be available on the NACCO Industries website.

     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered a non-GAAP measure in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).

     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:

     NACCO Materials Handling Group (“NMHG”): (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) delays in manufacturing and delivery schedules, (6) changes in suppliers, (7) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (8) product liability or other litigation, warranty claims or returns of products, (9) delays in or increased costs of restructuring programs, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives, (11) acquisitions and/or dispositions of dealerships by NMHG and (12) changes mandated by federal and state regulation including health, safety or environmental legislation.

     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) changes in suppliers, (6) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (7) product liability, regulatory actions or other litigation, warranty claims or returns of products, (8) increased competition, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) delays in or increased costs of restructuring programs and (11) weather conditions, gasoline prices or other events that would affect the number of customers visiting Kitchen Collection stores.

     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite or limerock requirements, (2) weather or equipment problems that could affect lignite or limerock deliveries to customers, (3) changes in repairs and maintenance, fuel or other similar costs, (4) costs to pursue and develop new mining opportunities, (5) changes in the U.S. economy, (6) changes in U.S. regulatory requirements, including changes in emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.

     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, manufacturer, importer and marketer of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.

# # #

FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2005	2004
	(In millions, except per share data)
Total revenues	$727.8	$614.2

Gross profit	$110.6	$104.4

Earnings of unconsolidated project mining subsidiaries	$8.4	$8.5

Operating profit	$12.2	$5.3
Other income (expense)	(9.0)	(12.0)

Income (loss) before income taxes and minority interest	3.2	(6.7)
Income tax provision (benefit)	(1.9)	(1.9)

Income (loss) before minority interest	5.1	(4.8)
Minority interest income	0.1	0.3

Net income (loss)	$5.2	$(4.5)

Basic and diluted earnings per share	$0.63	$(0.55)

Cash dividends per share	$0.4525	$0.3800

Basic and diluted average shares outstanding	8.219	8.208

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2005	2004
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$536.2	$421.3
NACCO Materials Handling Group Retail (incl. elims.)	47.7	49.5

NACCO Materials Handling Group	583.9	470.8
NACCO Housewares Group	114.8	117.5
North American Coal	29.1	25.9

	727.8	614.2

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	6.9	6.7
NACCO Materials Handling Group Retail (incl. elims.)	3.9	4.0

NACCO Materials Handling Group	10.8	10.7
NACCO Housewares Group	1.9	2.5
North American Coal	3.4	2.9
NACCO and Other	—	—

	16.1	16.1

Operating profit (loss)
NACCO Materials Handling Group Wholesale	8.9	9.7
NACCO Materials Handling Group Retail (incl. elims.)	(2.8)	(1.4)

NACCO Materials Handling Group	6.1	8.3
NACCO Housewares Group	(0.7)	(9.4)
North American Coal	7.1	8.8
NACCO and Other	(0.3)	(2.4)

	12.2	5.3

Other income (expense)
NACCO Materials Handling Group Wholesale	(4.6)	(6.4)
NACCO Materials Handling Group Retail (incl. elims.)	(1.2)	(1.6)

NACCO Materials Handling Group	(5.8)	(8.0)
NACCO Housewares Group	(1.1)	(1.8)
North American Coal	(2.4)	(1.9)
NACCO and Other	0.3	(0.3)

	(9.0)	(12.0)

Net income (loss)
NACCO Materials Handling Group Wholesale	2.8	2.5
NACCO Materials Handling Group Retail (incl. elims.)	(2.5)	(2.0)

NACCO Materials Handling Group	0.3	0.5
NACCO Housewares Group	(1.1)	(6.5)
North American Coal	4.3	5.8
NACCO and Other	1.7	(4.3)

	$5.2	$(4.5)

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NMHG HOLDING CO.*
UNAUDITED SELECTED FINANCIAL INFORMATION
(In millions)

	Three Months Ended
	March 31
	2005	2004
Detail of other income (expense):
Interest expense	$(8.3)	$(8.5)
Interest income	0.9	0.2
Loss on interest rate swap agreements	—	(0.1)
Income from unconsolidated affiliates	2.3	0.8
Other income (expense) — net	(0.7)	(0.4)

Total other income (expense)	$(5.8)	$(8.0)

Capital expenditures	$8.6	$7.0

	March 31	December 31
	2005	2004
Cash and cash equivalents	$59.1	$97.4

Debt
Senior notes	$247.9	$247.8
Revolving credit agreements	7.6	9.2
Capital lease agreements and other debt	31.1	33.5

Total debt	$286.6	$290.5

Stockholder’s equity	$437.6	$446.8

*	NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.

(All amounts are subject to annual audit by our independent registered public accounting firm.)